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Exhibit 99.1

Financial information and reconciliation of non-GAAP financial measures.

        On February 24, 2003, the Company acquired Norco, Inc. ("Norco"), a division of TransTechnology Corporation. The Norco acquisition was accounted for as a purchase. The results of operations of the Norco business are included in Holdings' historical consolidated financial statements from the date on which the acquisition was consummated.

        During the twelve-month period ended May 24, 2003, we generated net sales and EBITDA, As Defined (as defined in the following paragraph), of $291.6 and $120.3, respectively.

        The following table sets forth the calculation of EBITDA and EBITDA, As Defined. EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA, As Defined, represents EBITDA, plus inventory purchase accounting adjustments, certain other non-recurring merger expenses and warrant put value adjustments, as applicable. The Company believes that the presentation of EBITDA and EBITDA, As Defined, will enhance an investor's understanding of its operating performance. EBITDA and EBITDA, As Defined, are also measures used by the Company's senior management to evaluate the performance of its various lines of business and for other required or discretionary purposes such as measuring performance under the Company's employee incentive programs. Additionally, certain of the Company's debt covenants are based upon a measure similar to EBITDA, As Defined. Neither EBITDA nor EBITDA, As Defined, is a measurement of financial performance under GAAP and should not be considered as an alternative to (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The Company's calculation of EBITDA and EBITDA, As Defined, may not be comparable to the calculation of similarly titled measures reported by other companies.

Twelve Months Ended May 24, 2003
(in millions)
Net income	$47.9
Depreciation and amortization expense	10.0
Interest expense, net	37.8
Income tax provision	24.1

EBITDA	119.8
Inventory purchase accounting adjustment(1)	0.5

EBITDA, As Defined	$120.3

(1)
This represents the purchase accounting adjustment to inventory pertaining to the acquisition Norco that was charged to cost of sales when the inventory was sold.

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  Exhibit 99.1
Financial information and reconciliation of non-GAAP financial measures.